NEWMARKET CORPORATION REPORTS IMPROVED FIRST QUARTER 2006 RESULTS

Richmond, VA, April 25, 2006 -- NewMarket Corporation (NYSE:NEU) President and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report for the first quarter 2006.

Net income for the first quarter 2006 was $13.8 million or 79 cents per share, a significant improvement compared to first quarter 2005 net income of $4.8 million or 28 cents per share. The results include improvement in the petroleum additives segment while TEL results continue to decline.

Petroleum additives sales for the first quarter of this year were $299.5 million, an increase of $62.4 million or 26 percent over first quarter sales last year of $237.1 million. Shipment volumes improved approximately 10% in this quarterly comparison. Petroleum additives operating profit for the first quarter of this year reached $25.7 million, an increase of $16.6 million over operating profit for the first quarter 2005 of $9.1 million. The higher profit generally reflects improvement in all of our major product lines. While the key component in the profit improvement was volume, some progress was made to restore margins both by improved pricing and the introduction of more cost effective products.

Tetraethyl lead (TEL) operating profit for the first quarter of this year was $0.2 million, compared to $4.3 million for the first quarter of 2005. The lower profit in the first quarter of this year reflects much lower shipments. Income from the TEL segment may vary greatly from quarter to quarter with shipments and earnings in 2006 expected to be significantly lower than last year.

Our improved earnings and strong financial position enabled our Board of Directors to declare a quarterly dividend of 12.5 cents per share on the common stock of the Corporation, which was paid on April 3, 2006 to NewMarket shareholders of record at the close of business on March 16, 2006. While our Board of Directors has authorized a stock buy back program, we did not repurchase any of our common stock during the first quarter of this year.

The improvement in earnings in the first quarter of this year reflects the continuing success of the entire NewMarket team in growing our petroleum additive product lines. The entire team is focused on our efforts to improve profitability in this highly competitive marketplace. Our raw material costs continue to rise, driven by the most recent increases in crude oil prices and by a tight supply and demand balance for certain purchased chemicals. We constantly monitor the adverse impact of raw material increases and will be in the marketplace to recover those costs as appropriate. We remain active in our efforts to review acquisition opportunities, but will be patient in the ultimate outcome.

Sincerely

Thomas E. Gottwald

As a reminder, a conference call and Internet web cast is scheduled for 10:00 a.m. EDT on Friday, April 28, 2006, to review first quarter 2006 financial results. You can access the conference call live by dialing 877-407-8031 (domestic) or 201-689-8031 (international) and requesting the NewMarket conference call.  To avoid delays, callers should dial in five minutes early.  The call will also be broadcast via the Internet and can be accessed through the Company's website at www.NewMarket.com or www.investorcalendar.com.   A teleconference replay of the call will be available until May 3, 2006 at 11:59 p.m. EDT by dialing 877-660-6853 (domestic) and 201-612-7415 (international).  The account number is 286. The conference ID number is 198933. A webcast replay will be available for 30 days.

NewMarket Corporation through its subsidiaries, Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated chemical blends to market-general additive components, the NewMarket family of companies provides the world with the technology to make fuels burn cleaner, engines run smoother and machines last longer.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket's management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: timing of sales orders; gain or loss of significant customers; competition from other manufacturers; resolution of environmental liabilities; changes in the demand for our products; significant changes in new product introduction; increases in product cost; the impact of fluctuations in foreign exchange rates on reported results of operations; changes in various markets; geopolitical risks in certain of the countries in which we conduct business; the impact of consolidation of the petroleum additives industry; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A, "Risk Factors" of our 2005 Annual Report on Form 10-K, which is available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

David A. Fiorenza

Investor Relations

Phone: 804.788.5555

Fax: 804.788.5688

Email: investorrelations@newmarket.com